FOR IMMEDIATE RELEASE - March 27, 2009

MEDIA CONTACTS:

Bill Enloe, TCC President, LANB CEO, (505) 662-1026-office, (505) 660-1788-cell, bill@lanb.com

Steve Wells, TCC Secretary, LANB President, (505) 662-1021-office, (505) 660-9899-cell, stevew@lanb.com

Los Alamos National Bank Holding Company Opts To Receive $35.5 Million

Through Federal Program Designed To Spur Economic Growth

Funds to Be Used for Making Additional Loans, Investments in NM

LOS ALAMOS, NM. - Trinity Capital Corporation (TCC), the one-bank holding company for Los Alamos National Bank (LANB), today announced that it has received $35.5 million from the U.S. Treasury’s Capital Purchase Program (CPP). Financial institutions selected to participate in the voluntary CPP receive capital, at attractive terms, allowing them to increase lending available for businesses and consumers, to help support the U.S. economy. The CPP was designed to inject funds into healthy U.S. financial institutions to facilitate economic growth.

“We have a heritage of being a fiscally conservative, sound bank and we are pleased that we were selected for this funding and will use it to benefit the communities we serve,” said Bill Enloe, TCC President and LANB Chief Executive Officer.

TCC continues to report good growth and earnings, in spite of the weak U.S. economy. In 2008, TCC earned $8 million in net income, marking the company’s 33rd consecutive year of profitability. Additionally, TCC has experienced strong earnings for the first two months of 2009 with an unaudited net income of $3.7 million.

TCC will infuse the entire $35.5 million into LANB as capital, bringing LANB’s total capital available for loans, investments and business expansion to more than $158 million.

“While the bank is already considered ‘well-capitalized’ by our regulators, the $35.5 million in CPP funding will enable us to increase our leadership in lending in our communities,” said Enloe. The injection of the CPP funds will increase LANB’s capital ratio to 14.35% of Total Risk-Weighted Assets using December 31, 2008 numbers. This will be one of the highest capital ratios in New Mexico.

“At LANB, our focus has always been to provide loans that create economic value and jobs in New Mexico,” said Enloe. “Our projections indicate that we can leverage these new funds and forge a potential impact of more than $300 million in new loans to qualified businesses and consumers.”

Under CPP terms, the U.S. Treasury will become the holder of $37.3 million of preferred stock in TCC. The preferred stock has no dilutive implications for current TCC stockholders and does not provide Treasury with any voting rights. TCC plans to repay the CPP funds with interest to the U.S. Treasury within 10 years and may repay at any time prior, without penalty.

“Given our country’s current economic difficulties, having the ability to access over $35 million in capital funding is an opportunity that LANB carefully analyzed and determined was in the best interests of our bank, our current customers and our communities,” said Enloe. “Now, we will put this money to work helping New Mexico grow.”

Los Alamos National Bank (LANB) is one of the largest independent banks in New Mexico with assets of approximately $1.4 billion. Established in 1963 by a group of local investors, LANB continues to be locally owned and operated by Trinity Capital Corporation (TCC). TCC provides banking, trust and investment services and title company services to northern New Mexico and employs approximately 287 people in its offices in Los Alamos, White Rock and Santa Fe. For more information go to www.lanb.com.

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